Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:
Endologix, Inc.	The Ruth Group
John McDermott, CEO	Nick Laudico (646) 536-7030
(949) 595-7200	Zack Kubow (646) 536-7020
www.endologix.com
Endologix Reports 47% Third Quarter 2009 Revenue Growth
Generates $2.7 million in Cash Flow from Operations
IRVINE, Calif. (October 27, 2009) — Endologix, Inc. (NASDAQ: ELGX), developer of minimally invasive treatments for aortic disorders, today announced financial results for the three and nine months ended September 30, 2009.
John McDermott, Endologix President and Chief Executive Officer, said, “Our strong third quarter financial results were driven by continued sales of new products by our domestic sales force and better than expected international revenues. The launch of IntuiTrak™ early in 2009 was quite successful and we have received positive feedback from physicians. Our sales force is now focused on driving deeper utilization by physicians that have been introduced to this innovative delivery system and developing these new relationships into long term customers. We also continue to gradually expand our sales organization on schedule.”
Mr. McDermott continued, “The international business benefitted from initial product shipments to China, an earlier than expected limited release of the IntuiTrak™ Delivery System in Europe and continued growth in the Japanese market. Our European distribution partners were particularly pleased to begin receiving IntuiTrak™, which will allow them to introduce the device to a select group of leading physicians ahead of the full product launch in 2010.”

Financial Results
Total revenue in the third quarter of 2009 was $13.8 million, a 47% increase from $9.4 million in the third quarter of 2008, and a 5% increase from $13.2 million in the second quarter of 2009.
Domestic revenue was $11.3 million, a 40% increase compared with $8.1 million in the third quarter of 2008, and a 1% decrease compared with $11.4 million in the second quarter of 2009. The slight sequential decline was the result of a challenging comparison to the second quarter 2009 that included very strong growth due to the U.S. market launch of IntuiTrak™ and seasonality during the summer months.
International revenue was $2.5 million, a 91% increase compared with $1.3 million in the third quarter of 2008 and a 41% sequential increase compared with $1.8 million in the second quarter of 2009. For the nine months ended September 30, 2009, total revenue increased 44% to $38.8 million, compared with $27.0 million for the nine months ended September 30, 2008.
Gross profit was $10.1 million in the third quarter of 2009, representing a gross margin of 73%. This compares with gross profit of $6.9 million and a gross margin of 74% in the third quarter of 2008. Lower gross margin for the third quarter of 2009 was a result of a higher contribution from international revenue in the quarter. Gross profit was $29.0 million for the nine months ended September 30, 2009, representing a gross margin of 75%. This compares with gross profit of $19.4 million and a gross margin of 72% for the nine months ended September 30, 2008. Higher gross margin for the nine months ended September 30, 2009 was driven by more favorable product mix due to new products and lower cost of sales due to volume efficiencies.
Total operating expenses were $10.2 million in the third quarter of 2009, compared with $9.9 million in the third quarter of 2008. Marketing and sales expenses increased to $6.6 million in the third quarter of 2009 from $6.1 million in the same period last year. Research, development and clinical expenses increased to $1.6 million in the third quarter of 2009 from $1.4 million in the same period last year. General and administrative expenses decreased to $2.0 million in the third quarter of 2009 from $2.4 million in the same period last year.
Total operating expenses for the nine months ended September 30, 2009 were $30.6 million, compared with $30.0 million for the nine months ended September 30, 2008. Marketing and sales expenses increased to $19.8 million in the first nine months of 2009, up from $18.0 million in the same period last year. Research, development and clinical expenses were $4.5 million in the first nine months of 2009, compared to $4.7 million in the same period last year. General and administrative expenses decreased to $6.3 million in the first nine months of 2009, down from $7.3 million in the same period last year.
Endologix reported a net loss for the third quarter of 2009 of $156,000, or $0.00 per share, compared with a net loss of $3.0 million, or $0.07 per share, for the third quarter of 2008. For the nine months ended September 30, 2009, the Company reported a net loss of $1.8 million, or $0.04 per share, compared with a net loss of $10.4 million, or $0.24 per share, for the nine months ended September 30, 2008.
Total cash and cash equivalents were $21.1 million as of September 30, 2009, compared with total cash and cash equivalents of $7.6 million as of December 31, 2008. In August 2009, the Company raised net proceeds of $14.7 million in an underwritten public offering, and in September, made an unscheduled debt repayment of $4.5 million.
“During the third quarter we continued to improve our balance sheet, generating $2.7 million in positive cash flow from operations and raising net proceeds of $14.7 million in an underwritten public offering. In addition, we have paid off our bank debt, putting the Company in a strong financial position to execute on our growth strategy,” stated Endologix Chief Financial Officer Bob Krist.
Financial Guidance
The Company is re-affirming its full year 2009 guidance of revenue in the range of $51 to $53 million.
Conference Call Information
Endologix management will host a conference call to discuss these topics today beginning at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). To participate via telephone please call (877) 407-0789 from the U.S. or (201) 689-8562 from outside the U.S. A telephone replay will be available for seven days following the completion of the call by dialing (877) 660-6853 from the

U.S. or (201) 612-7415 from outside the U.S., and entering account number 3055 and conference ID number 335438. The conference call will be broadcast live over the Internet at www.endologix.com and will be available for 30 days.
About Endologix
Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. The Company’s flagship product is the Powerlink ® System, which is an endovascular stent graft for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it a leading cause of death in the U.S. Additional information can be found on Endologix’s Web site at www.endologix.com.
Except for historical information contained herein, this news release contains forward-looking statements, including with respect to 2009 financial guidance, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. Many factors may cause actual results to differ materially from anticipated results, including the success of sales efforts for the Powerlink System and related new products, product research and development efforts, and other economic, business, competitive and regulatory factors. The Company undertakes no obligation to update its forward looking statements. Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and the Company’s other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenue:
Domestic Product Revenue	$11,296	$8,077	$32,882	$22,807
Non — U.S. Product Revenue	2,481	1,297	5,897	4,145

Total Product Revenue:	13,777	9,374	38,779	26,952
License revenue	—	9	—	33

Total revenue	13,777	9,383	38,779	26,985
Cost of product revenue	3,659	2,460	9,820	7,545

Gross profit	10,118	6,923	28,959	19,440

Gross profit as a % of total revenue	73%	74%	75%	72%
Operating expenses:
Research, development and clinical	1,630	1,412	4,454	4,708
Marketing and sales	6,591	6,073	19,783	18,017
General and administrative	2,019	2,399	6,347	7,270

Total operating expenses	10,240	9,884	30,584	29,995

Loss from operations	(122)	(2,961)	(1,625)	(10,555)

Other income:
Other	(34)	(1)	(133)	139

Net loss	$(156)	$(2,962)	$(1,758)	$(10,416)

Basic and diluted net loss per share	$(0.00)	$(0.07)	$(0.04)	$(0.24)

Shares used in computing basic and diluted net loss per share	46,220	43,124	44,316	43,018

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	September 30,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$21,078	$7,611
Restricted cash equivalents	500	500
Accounts receivable, net	8,340	6,371
Other receivables	2	3
Inventories	6,139	7,099
Other current assets	462	443

Total current assets	36,521	22,027
Property and equipment, net	2,281	2,993
Goodwill	4,631	4,631
Intangibles, net	6,455	7,508
Other assets	126	104

Total Assets	$50,014	$37,263

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$6,607	$5,401
Current portion of long term debt	78	750

Current liabilities	6,685	6,151
Long term liabilities:
Long term debt	103	4,250
Other long term liabilities	1,029	1,045

Long term liabilities	1,132	5,295

Total liabilities	7,817	11,446

Stockholders’ equity:
Common stock, $.001 par value; 75,000 shares authorized, 48,947 and 44,365 shares issued, and 48,452 and 43,870 outstanding	49	44
Additional paid-in capital	188,301	170,239
Accumulated deficit	(145,488)	(143,730)

Treasury stock at cost, 495 shares	(661)	(661)
Accumulated other comprehensive income	(4)	(75)

Total stockholders’ equity	42,197	25,817

Total Liabilities and Stockholders’ Equity	$50,014	$37,263

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